Exhibit 99.1

SOHU Announces Appointment of New Chief Financial Officer

BEIJING, CHINA, March 8, 2004 - SOHU.com (NASDAQ: SOHU), China’s leading online media, communications, commerce and mobile value-added services company, announced today the appointment of Carol Yu as Chief Financial Officer, succeeding Derek Palaschuk. Ms. Yu’s appointment will be effective starting March 8, 2004.

Ms. Yu, a Hong Kong Certified Public Accountant, worked with Arthur Andersen Hong Kong and Beijing for 10 years and was a partner of the Audit Division, stationed in the Beijing office. She held the position of General Manager of Arthur Andersen-Hua Qiang, the joint venture accounting firm formed between Arthur Andersen and the Ministry of Finance in China. Ms. Yu also served as Senior Vice-President Investment Banking with Donaldson Lufkin & Jenrette Securities Corporation in Hong Kong.

“Derek has made significant contributions to SOHU in the past three and one half years. On behalf of our management team and Board of Directors, I want to thank Derek for his leadership and dedication to SOHU. We are pleased to have found in Carol Yu a worthy successor and welcome her to the executive team,” Charles Zhang, Chairman and CEO of SOHU, said.

Safe Harbor Statement

This announcement contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q, 8-K, etc., in our annual report to shareholders, in our proxy statements, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that the events described in this press release should not be interpreted as having any material effect on SOHU’s revenues or profitability. We further caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SOHU’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, e-subscriptions (most of which are collected from a few telecom operators) and e-commerce for its revenues. Further information regarding these and other risks is included in SOHU’s Annual Report on Form 10K for the year ended December 31, 2003, Quarterly Report on Form 10Q for the quarter ended September 30, 2003 and other filings with the Securities and Exchange Commission.

About SOHU

SOHU.COM (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese who use the portal network for their e-mail, SMS messaging, news, search, browsing, games, instant messaging and shopping. SOHU has built the most comprehensive matrix of web properties in China, consisting of the mass portal and leading online media destination www.sohu.com ; the #1 online alumni club www.chinaren.com; #1 games portal www.17173.com and top real estate website www.focus.cn. This network of web properties offers the vast SOHU user community the broadest possible choices regarding information, entertainment, communication and commerce. SOHU.com, established by Dr. Charles Zhang, one of China’s Internet pioneers, is in its eighth year of operation.

For further information:

Caroline Straathof

SOHU Investor Relations and Communications

Tel: +86 10 6510 1379

E-mail: ir@sohu-inc.com

http://www.sohu.com/about/English/